Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the inclusion in this Amendment No. 1 to Registration Statement on Form S-4 filed by VeriChip Corporation of our report dated December 21, 2007 with respect to our audits of the consolidated financial statements of Steel Vault Corporation (formerly known as IFTH Acquisition Corp.) as of September 30, 2007 and for the years ended September 30, 2007 and 2006, and the related financial statement schedule, prior to the adjustment described in Note 8 that was applied to reclassify the financial statements for the discontinued operations of Steel Vault Corporation. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.
/s/ J.H. Cohn LLP
Roseland, New Jersey
October 2, 2009